Exhibit 2.1

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of September 8, 1999 ("Amendment No. 1"), by and among CBS Corporation, a Pennsylvania corporation (the "Parent"), King World Productions, Inc., a Delaware corporation (the "Company"), and K Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent ("Merger Sub"), amending the Agreement and Plan of Merger, dated as of March 31, 1999 (the "Agreement"), by and among the parties hereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

         WHEREAS, the Company and the Parent wish to amend the Agreement in order to provide for, among other things, (i) the merger of the Company with and into Merger Sub, with Merger Sub being the Surviving Corporation and (ii) the waiver by Parent and Merger Sub of certain of the conditions to their obligations to effect the Merger.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. The Agreement is hereby amended to provide that, upon the terms and subject to the conditions of the Agreement (as amended by this Amendment No. 1) at the Effective Time, in accordance with the DGCL the Company shall be merged with and into Merger Sub and the separate existence of the Company shall cease. References in the Agreement to the "Merger" shall be deemed to be amended hereby to be references to the merger described in the preceding sentence. In furtherance of the foregoing:

                  (a) Merger Sub shall be the Surviving Corporation in the Merger;

                  (b) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation; and

                  (c) Section 2.1(a) is amended to read in its entirety as follows:
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         "Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall remain outstanding as one share of common stock, par value $.01 per share, of the Surviving Corporation."

         2. Parent and Merger Sub hereby expressly waive any rights they might otherwise have as a result of any adverse effect resulting from the amendments effected under paragraph 1 above. Parent shall following the Merger cause Merger Sub to assume and/or perform all obligations that the Company would have been obligated to perform but for the amendment effected under paragraph 1 above. Notwithstanding the foregoing, Parent may elect at any time prior to the consummation of the Merger, instead of having the Company merge with and into Merger Sub, as provided for in paragraph 1 above, to have Merger Sub merge with and into the Company; provided however that such election may be made only if it would not unreasonably delay the consummation of the Merger and would not in any way adversely affect the satisfaction of the conditions specified in Section 7.2(d) or 7.3(h) of the Agreement.

         3. Section 7.1(c) of the Agreement is hereby amended in its entirety to read as follows:

         "(c) No statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Government Entity which restrains, enjoins or otherwise prohibits the consummation of the Transactions contemplated by this Agreement (each party agreeing to use its best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted)."

         4. Section 7.1(g) of the Agreement shall be deleted in its entirety.

         5. A new section, designated as Section 7.2(e), shall be included in the Agreement and shall read as follows:

                  "The Effective Time shall have occurred at or before the close of business in New York City on June 30, 2000 (the "Outside Date")."
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         6. Section 7.3(h) shall be amended to insert the phrase "or Paul,
Weiss, Rifkind, Wharton & Garrison" immediately after the phrase "Weil, Gotshal & Manges LLC" and to provide that the representation letter referred to in said Section shall be modified in a manner reasonably agreed to by the parties (a) to permit the Parent to acknowledge the existence as of September 7, 1999 of the Parent/Viacom Inc. transaction and (b) to give effect to Section 1 of this Amendment No. 1.

         7. Section 8.1(b) of the Agreement is amended by deleting clause (i) thereof, and the two provisos contained therein.

         8. Section 8.1(g) of the Agreement is hereby amended to read in its entirety as follows:

         "(g) by the Company if the Effective Time shall not have occurred on or before the Outside Date."

         9. Section 7.3(a) of the Agreement is hereby amended (x) by deleting all references therein to "the Closing Date" and replacing each of said references with the following: "September 7, 1999", (y) by adding a reference to
Section 3.10 in the first parenthetical of clause (i) thereof and (z) by adding the following at the end of said Section:

         "and (iv) the representations and warranties of the Company set forth in Section 3.10 shall be true and correct as of the Effective Time except to the extent the failure of such representations and warranties to be true and correct would not or would not reasonably be expected to have a Company Material Adverse Effect."

         10. Sections 7.3(e), (f) and (g) of the Agreement are hereby irrevocably waived by Parent and Merger Sub and, notwithstanding anything to the contrary contained in the Agreement or in any other agreement or instrument previously entered into among or between the parties hereto, shall be deemed deleted from the Agreement.

         11. The Company represents and warrants (which representation and warranty shall be deemed to be a part of the Agreement) that (a) the conditions appearing in Section 7.3(a), (b), (e) and (g) of the Agreement would have been
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satisfied if the Closing Date had occurred on September 7, 1999 and (b) to its knowledge the condition appearing in Section 7.3(f) of the Agreement would have been satisfied if the Closing had occurred on September 7, 1999.

         12. Section 5.1(k) of the Agreement hereby is amended by deleting the references therein to "Section 7.2(a) or 7.2(b)" and inserting in their place references to "Section 7.3(a) or 7.3(b)."

         13. Section 5.2(e) of the Agreement hereby is amended by deleting the references therein to "Section 7.3(a) or 7.3(b)" and inserting in their place references to "Section 7.2(a) or 7.2(b)."

         14. The Company acknowledges that the changes effected by paragraphs 9 and 10 of this Amendment No. 1 shall not be given any effect for purposes of Sections 5.1(k) and 6.4 of the Agreement. In addition, the Company agrees that if any fact, circumstance or event arises that would have resulted in, or would have been reasonably likely to result in, the failure of the conditions in Sections 7.3(a), (e), (f) and (g) of the Agreement to be satisfied (the provisions of paragraphs 9 and 10 of this Amendment No. 1 not being given any effect for purposes of this sentence), the parties shall work together in good faith, and take all commercially reasonable actions, as are necessary or appropriate in an effort to cure such failure; provided that the failure to effect such cure shall not relieve the parties' respective obligations to consummate the Transactions.

         15. The parties hereby acknowledge that the announcement of the merger agreement between Parent and Viacom Inc. has delayed and will continue to delay the consummation of the Merger as a result of the need to amend the Registration Statement and Proxy Statement/Prospectus to provide additional disclosure as required by the Securities Act and Exchange Act. The Company hereby waives any claims it might have against Parent occasioned by such delay; Parent in turn hereby agrees that it will use its reasonable best efforts to make effective the Transactions in the most expeditious manner practicable and the Company will cooperate with Parent in this regard.

         16. Except as expressly set forth herein, this Amendment No. 1 is entered into without waiver of, or prejudice to, the respective rights of the parties under the Agreement, all of which rights are expressly reserved. Moreover, except as modified herein, each of the parties hereto acknowledges and agrees
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that it continues to be bound by each of the terms and provisions of the
Agreement, which terms and provisions, as amended hereby, shall continue in full force and effect.

         17. The parties agree to use their commercially reasonable efforts to prepare and have executed as promptly as practicable after the date hereof any necessary amendments to any agreement, document or instrument executed and delivered in connection with the execution and delivery of the Agreement to effect the provisions of this Amendment No. 1.

         18. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts has been signed by each of the parties hereto, it being understood that each party need not sign the same counterpart.

         19. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

         20. Each of the parties represents as to itself (and Parent also represents as to Merger Sub) that it has duly and validly executed and delivered this Amendment No. 1 and that, assuming this Amendment No. 1 has been duly and validly executed and delivered by the other parties hereto, this Amendment No. 1 constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
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         IN WITNESS WHEREOF, each of the parties hereto has signed this
Amendment No. 1 as of the date first above written.


                                            KING WORLD PRODUCTIONS, INC.


                                            By: /s/ Jonathan Birkhahn
                                            -------------------------
                                            Name:
                                            Title:


                                            CBS CORPORATION


                                            By: /s/ Louis J. Briskman
                                            -------------------------
                                            Name:
                                            Title:


                                            K ACQUISITION CORP.


                                            By: /s/ Louis J. Briskman
                                            -------------------------
                                            Name:
                                            Title: